Exhibit 7
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

	IFRS	IFRS	IFRS	IFRS	IFRS
	2006	2007	2008	2009	2010
Total interest expense from the banking operations	49,978	67,773	85,969	67,475	55,011
Other interest expenses	1,016	1,102	978	716	792
Interest credited on investment contracts and universal life-type contracts (FAS 97)	5,084	2,879	(709)	(1,336)	353

Total interest expense	56,078	71,754	86,238	66,855	56,155

Capitalized interest during construction	2	—	1	98	0

Total Charges	56,080	71,754	86,239	66,953	56,156

Dividend in preference shares	—	—	—	—	—
Dividend in preference shares — TIER1 capital	—	—	—	—	—

Total Charges inclusive Dividend in preference shares	56,080	71,754	86,239	66,953	56,156

Pre tax profit	9,940	11,042	(1,486)	(1,525)	4,476
Total interest expense	56,078	71,754	86,239	66,855	56,155
Losses from investments accounted under the equity method	(3)	(3)	(469)	(582)	(30)

Total	66,015	82,793	84,284	64,748	60,602
Earnings to Fixed Charges:
Including Interest on Deposits	1.18	1.15	0.98	0.97	1.08
Earnings to Combined Fixed Charges and Preferred Stock Dividend:
Including Interest on Deposits	1.18	1.15	0.98	0.97	1.08